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                                                                   EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in the Registration Statements (Form S-3, Nos. 333-37635 and 33-58989) and related Prospectus of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) for the registration of $1,200,000,000 of debt securities.


    We also consent to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements, financial statement schedule and selected consolidated financial data of Boeing Capital Corporation (formerly McDonnell Douglas Finance Corporation) included in the Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP


Long Beach, California
October 31, 1997